UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/30/2010

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On November 30, 2010, the board of directors of Wells Real Estate Investment Trust II, Inc. (the "Company") unanimously recommended that the Company's stockholders reject a mini-tender offer conducted by MIRELF III REIT Investments II, LLC for up to 25,000,000 shares of common stock at a price of $4.50 per share. Among the factors considered by the board of directors in reaching its recommendation was the fact that the Company is currently redeeming shares under its share redemption program at 60% of their original issue price, or $6.00 per share in most cases. For more information regarding the share redemption program, including limitations on redemption, see the Current Report on Form 8-K filed on July 27, 2010 at www.WellsREITII.com.

Item 8.01.    Other Events

On November 30, 2010, the board of directors declared distributions for the fourth quarter of 2010 in the amount of $0.15 (15.00 cents) per share on the outstanding shares of common stock payable to stockholders of record of such shares as shown on the books of the Company at the close of business on December 15, 2010. Such distributions are to be paid on a date in December 2010 as determined by the President of the Company.

Like this quarterly distribution, future quarterly distributions are expected to be based on a single record date at the end of the quarterly period. Previously, the Company had paid distributions based on approximately 90 consecutive daily record dates within the quarterly period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: November 30, 2010	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President